Exhibit 10.4

[SunCom Letterhead]

February 21, 2008

Ms. Laura Shaw-Porter

1100 Cassatt Road

Berwyn, PA 19312

Dear Ms. Shaw Porter:

You previously entered into a sales bonus agreement with SunCom Wireless Management Company, Inc. (the “Company”) and its parent, SunCom Wireless Holdings, Inc. (“SunCom”) dated as of September 16, 2007 (the “Sales Bonus Agreement”). Except as otherwise defined herein, all capitalized terms used herein shall have the meaning set forth in the Sales Bonus Agreement. Each of the Company and SunCom pursuant to this letter agreement (this “Agreement”) hereby agrees to modify the terms of your Sales Bonus Agreement as set forth below:

1.            Sale Bonus. The second sentence of Section 1 of the Sales Bonus Agreement shall be modified by striking it in its entirety and by replacing with “If the Sale Proceeds equal or exceed $2,000,000,000, then the Sale Bonus amount will equal $400,000.” The fourth sentence of Section 1 of the Sales Bonus Agreement shall be modified by striking it in its entirety and by replacing with “In the event that the Sale Proceeds actually received fall between the amounts reflected above, the Sale Bonus shall be calculated by interpolating on a straight line basis to the next highest Sale Bonus amount, but in no event shall the Sale Bonus be in excess of $400,000.”

2.            All Other Provisions Remain Effective. Except as otherwise expressly modified by this Agreement, all other terms and conditions of the Sales Bonus Agreement shall continue in full force and effect. In the event of any inconsistency between the terms of the Sales Bonus Agreement and the terms of this Agreement, the terms of this Agreement shall control. This Agreement may be executed and delivered in counterparts, each of which shall be deemed to be an original, but all of which shall collectively constitute the same instrument.

To accept the terms of this Agreement, please sign in the space indicated at the end of this Agreement and return the original copy to the office of Laura Porter, Senior Vice President of Human Resources by February 21, 2008.

[Signatures Contained on Next Page]

(Signature Page for Shaw-Porter Agreement - February 21, 2008)

Pending execution of this Agreement or in the event you elect not to accept this offer, your employment shall continue under the same terms that existed prior to extending this offer to you.

SunCom Wireless Holdings, Inc.

By:

     /s/ Edward Evans

Edward Evans

Chairman, Compensation Committee of Board of Directors

SunCom Wireless Management Company, Inc.

By:

     /s/ Michael E. Kalogris

Michael E. Kalogris

Chairman and Chief Executive Officer

Executive

     /s/ Laura Shaw-Porter

Laura Shaw-Porter

Senior Vice President, Human Resources